EXHIBIT 99
News Release
For further information contact:
Jeff Elliott or Geralyn DeBusk
Halliburton Investor Relations
972-458-800

Dave & Buster’s, Inc. Retains Jefferies & Company
to Explore a Possible Sale; Announces Debt Reduction

DALLAS - February 19, 2008 -- Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced that it has retained Jefferies & Company, Inc. to assist the company in exploring a possible sale and has reduced debt under its senior credit facility.

“The decision to engage Jefferies & Company and reduce debt is a direct result of our continued strong comparable store sales growth, substantial earnings growth and significant free cash flow generation,” stated Steve King, Chief Executive Officer. “We are pleased that we have been able to maintain our strong sales and earnings momentum through the fourth quarter despite a tough economic environment, and continue to successfully execute the strategic initiatives that we have put in place.” The company plans to issue its audited financial results for the fiscal year ended February 3, 2008 in late April.

The company also announced that it has made payments totaling $10.0 million toward the early retirement of its senior credit facility during the fourth quarter of fiscal 2007 and currently has no borrowings outstanding under its Revolving Credit Facility. The additional debt reduction was funded by cash generated from operations.

Celebrating over 25 years of operations, Dave & Buster's was founded in 1982 and is one of the country's premier entertainment/dining concepts with 49 locations throughout the United States and in Canada. More information on the Company is available on the Company's website, www.daveandbusters.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Dave & Buster’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report or Form 10-K for the most recently ended fiscal year.